Exhibit 10.2

FIRST AMENDMENT TO CREDIT AGREEMENT

THIS FIRST AMENDMENT TO CREDIT AGREEMENT (the "Amendment"), dated as of July 15, 2013, is among:
(a)    IHS INC., a Delaware corporation ("IHS");
(b)    IHS GLOBAL INC., a Delaware corporation (the "Borrower");
(d)    the LENDERS party hereto; and
(e)    BANK OF AMERICA, N.A. as Administrative Agent (the "Administrative Agent").
RECITALS:

IHS, the Borrower, the Administrative Agent, and the Lenders listed on the signature pages thereto have entered into that certain Credit Agreement dated as of August 29, 2012, (as the same may hereafter be amended or otherwise modified, the "Agreement").
IHS, the Borrower, the Administrative Agent and the Lenders now desire to amend the Agreement as herein set forth.
NOW, THEREFORE, in consideration of the premises herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows effective as of the date hereof unless otherwise indicated:

 ARTICLE 1.
Definitions
Section 1.1.    Definitions. Capitalized terms used in this Amendment, to the extent not otherwise defined herein, shall have the same meanings as in the Agreement, as amended hereby.

ARTICLE 2.
Amendments
Section 2.1.    Amendment to Section 1.01 (Definitions). The following definitions set forth in Section 1.01 of the Agreement are amended in their respective entireties to read as follows:
"Applicable Rate" means, for any day with respect to any ABR Loan or Fixed Rate Loan, as the case may be, the applicable rate per annum set forth below under the caption

"ABR Spread", or "Fixed Rate Spread", as the case may be, based upon the Leverage Ratio as of the most recent determination date:

Leverage Ratio	Fixed Rate Spread	ABR Spread
Category 1 ≥ 3.00 to 1.00	2.25%	1.25%
Category 2 < 3.00 to 1.00 and ≥ 2.50 to 1.00	1.75%	0.75%
Category 3 < 2.50 to 1.00 and ≥ 2.00 to 1.00	1.50%	0.50%
Category 4 < 2.00 to 1.00 and ≥ 1.50 to 1.00	1.25%	0.25%
Category 5 < 1.50 to 1.00 and ≥ 1.00 to 1.00	1.125%	0.125%
Category 6 < 1.00 to 1.00	1.00%	0.00%

For purposes of the foregoing, (i) the Leverage Ratio shall be determined as of the end of each of IHS's fiscal quarters based upon the consolidated financial statements delivered pursuant to Section 5.01(a) or (b); provided that from the First Amendment Effective Date until the delivery to the Administrative Agent pursuant to Section 5.01 of IHS's consolidated financial information for the fiscal quarter of IHS ending August 31, 2013, the "Applicable Rate" shall be the applicable rate per annum set forth in the table above opposite Category 1 and (ii) each change in the Applicable Rate resulting from a change in the Leverage Ratio shall be effective during the period commencing on and including the date of delivery to the Administrative Agent of such consolidated financial statements indicating such change and ending on the date immediately preceding the effective date of the next such change. If it is ever subsequently determined that such financial statements did not accurately report as of the date of such financial statements the information necessary to determine the Leverage Ratio and as a result thereof the Leverage Ratio utilized to determine the Applicable Rates was not correct and resulted in the Applicable Rates being otherwise lower than they should have been if the Leverage Ratio was accurately determined, Borrower shall pay to the Administrative Agent the amount that would have been due under the terms hereof if the Leverage Ratio was calculated correctly. A certificate of the Administrative Agent setting forth the amount or amounts (including a reasonably detailed calculation thereof) of any

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such difference shall be delivered to Borrower and Borrower shall pay the Administrative Agent the amount shown as due on any such certificate within 30 days after receipt thereof.
Notwithstanding the foregoing, if IHS has notified the Administrative Agent that an Acquisition Threshold has been achieved and has elected a Trigger Quarter, then the Applicable Rate shall be automatically increased to the percentages set forth below beginning as of the first day of such election by IHS and continuing until the first date thereafter when IHS delivers to the Administrative Agent the consolidated financial statements pursuant to Section 5.01(a) or (b) hereof and the corresponding compliance certificate pursuant to Section 5.01(c) hereof evidencing that IHS has a Leverage Ratio of less than or equal to 3.00 to 1.00 for a fiscal quarter.

Fixed Rate Spread	ABR Spread
2.25%	1.25%

“JPMorgan Credit Agreement” means (i) the Credit Agreement dated as of January 5, 2011 among IHS, certain Subsidiaries of IHS as borrowers, the lenders party thereto and JPMorgan Chase Bank, N.A. as administrative agent, as amended, supplemented or otherwise modified from time to time in accordance with Section 6.11 and (ii) any extension, renewal or replacement thereof permitted by Section 6.01(i).
"Prepayment Event" means:
(a)    any sale, transfer or other voluntary disposition (including pursuant to a sale and leaseback transaction) of any property or asset of IHS or any Subsidiary, other than dispositions permitted by Section 6.05;
(b)    the incurrence by IHS or any Subsidiary of any Indebtedness other than Indebtedness incurred under the permissions of Section 6.01; and
(c)    the issuance by IHS of any Equity Interests (other than (i) Equity Interests issued as compensation to employees, directors or contractors and (ii) Equity Interests issued to finance any investment permitted by Section 6.04(h) or (i) or Section 6.07(a)).
Section 2.2.    Amendment to Section 1.01 (Definitions). Clause (g) of the definition of “Indebtedness” is amended in its entirety to read as follows:
(g) all Guarantees by such Person of items described in clauses (a)-(f) and (h)-(n) of this definition;
Section 2.3.    Additions to Section 1.01 (Definitions). The following definitions are added to Section 1.01 of the Agreement in proper alphabetical order and such new definitions shall read as follows:
“2013 Credit Agreement” means (i) the Credit Agreement to be dated as of on or around July [_], 2013 among IHS Inc., IHS Global Inc., JPMorgan Chase Bank, N.A., as

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administrative agent and the Lenders party thereto, as amended, supplemented or otherwise modified from time to time in accordance with Section 6.11 and (ii) any extension, renewal or replacement thereof permitted by Section 6.01(i).
“Acquisition” means the acquisition of Polk pursuant to the Acquisition Agreement.
“Acquisition Agreement” means the Stock Purchase Agreement dated as of June 8, 2013 among IHS and the sellers named therein, as amended, supplemented or otherwise modified from time to time.
“Credit Agreement Pari Passu Indebtedness” means any Indebtedness existing under (a) the JPMorgan Credit Agreement or (b) the 2013 Credit Agreement; in each case which ranks pari passu in right of payment with the Loans.
“First Amendment” means the First Amendment, dated as of July 15, 2013, to this Agreement.
“First Amendment Effective Date” means July 15, 2013.
"Participant Register" has the meaning assigned to such term in Section 10.04.
“Polk" means R. L. Polk & Co., a Delaware corporation.
“Prepayment Percentage” means on any date with respect to a Prepayment Event the percentage equivalent of a fraction, the numerator of which is the aggregate principal amount of the Term Loans outstanding on such date and the denominator of which is the sum of (i) the aggregate principal amount of the Term Loans outstanding on such date and (ii) the aggregate principal amount of term loans outstanding under each of the 2012 Credit Agreement and the 2013 Credit Agreement which requires a prepayment of such term loans upon the occurrence of such Prepayment Event.
Section 2.4.     Amendment to Section 2.09 (Prepayment of Loans). Section 2.09 of the Agreement is amended by amending Sections 2.09(b) and (c) in their entirety as follows and adding the following Section 2.09(d):
(b)    Selection of Borrowing to be Prepaid. Prior to any optional or mandatory prepayment of Borrowings hereunder, Borrower shall select the Borrowing or Borrowings to be prepaid and shall specify such selection in the notice of such prepayment pursuant to paragraph (c) of this Section.
(c)    Notice of Prepayment; Application of Prepayments. Borrower shall notify the Administrative Agent by telephone (confirmed by telecopy or other electronic transmission approved by the Administrative Agent) or by electronic transmission approved by the Administrative Agent of any prepayment hereunder (i) in the case of prepayment of a Fixed Rate Borrowing, not later than 11:00 a.m., San Francisco, California time, three Business Days before the date of prepayment and (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., San Francisco, California time, one Business Day before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date, the principal amount of each Borrowing or

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portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment; provided that, a notice of optional prepayment delivered by Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.11. Optional prepayments of the Loans will be applied to the installments due thereunder in the order of maturity. Mandatory prepayments of the Loans will be applied to the installments due thereunder in the inverse order of maturity.
(d)    Mandatory Prepayments from Net Proceeds of Prepayment Event. In the event and on each occasion that any Net Proceeds are received by or on behalf of IHS or any Subsidiary in respect of a Prepayment Event (i) set forth in clause (a) or (b) of such definition, IHS shall, within three Business Days after such Net Proceeds are received, prepay Borrowings in an aggregate amount equal to the Prepayment Percentage of such Net Proceeds and (ii) set forth in clause (c) of such definition, IHS shall, within three Business Days after such Net Proceeds are received, prepay Borrowings or term borrowings under the JPMorgan Credit Agreement and the 2013 Credit Agreement in an aggregate amount equal to such Net Proceeds (and among Borrowings and such term borrowings as IHS elects).
Section 2.5.    Amendment to Section 2.14 (Taxes). Section 2.14(c) of the agreement is amended in its entirety, which shall read as follows:
(c)    Tax Indemnification.
(i)    Borrower shall indemnify the Administrative Agent and each Lender, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes paid by the Administrative Agent, such Lender or the Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of any Loan Party under any Loan Document (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Borrower by a Lender or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error. The affected Lender or the Administrative Agent, as the case may be, shall provide reasonable assistance to Borrower, at Borrower’s expense, if Borrower determines that any Indemnified Taxes were incorrectly or illegally imposed and Borrower determines to contest such Indemnified Taxes.

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(ii)    Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Taxes and without limiting the obligation of the Loan Parties to do so) and (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.04(c)(i) relating to the maintenance of a Participant Register, in either case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (c)(ii).
Section 2.6.    Amendment to Section 2.12 (Increased Costs). Section 2.12(b) of the Agreement is amended by (i) adding the phrase “or liquidity” after the phrase “regarding capital” and (ii) adding the phrase “and liquidity” after the phrase “capital adequacy”.
Section 2.7.    Amendment to Section 5.09 (Joinder of Subsidiaries to the Guarantee Agreements). Section 5.09(b) of the Agreement is amended by inserting the following at the end thereof:
In addition, IHS will cause each Domestic Subsidiary which is not a party to the US Guaranty Agreement which is a guarantor or borrower under the JPMorgan Credit Agreement or the 2013 Credit Agreement to comply promptly with the requirements of clauses (i)-(iii) of the preceding sentence.
Section 2.8.    Amendment to Section 6.01 (Indebtedness). Section 6.01(c) of the Agreement is amended by replacing all references to Section 6.04(i) with references to Section 6.04(j).
Section 2.9.    Amendment to Section 6.01 (Indebtedness). Amendment to Section 6.01 (Indebtedness). Section 6.01 of the Agreement is amended by (i) deleting the word “and” at the end of clause (g) therein, (ii) deleting the “.” at the end of clause (h) therein and substituting “; and” in lieu thereof, and (iii) adding the following at the end thereof:
(i)    Indebtedness under the JPMorgan Credit Agreement and Indebtedness under the 2013 Credit Agreement in an aggregate principal amount not to exceed $680,000,000 and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof or result in an earlier maturity date or decreased weighted average life thereof.
IHS will not permit any Domestic Subsidiary to be a guarantor or borrower under the JPMorgan Credit Agreement or the 2013 Credit Agreement unless such Domestic Subsidiary is a Guarantor under the US Guaranty Agreement.

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Section 2.10.    Amendment to Section 6.02 (Permitted Liens). Section 6.02(f) of the Agreement is amended by adding the phrase “and the 2013 Credit Agreement” after the phrase “JPMorgan Credit Agreement”.
Section 2.11.    Amendment to Section 6.04 (Investments, Loans, Advances, Guarantees and Acquisitions). Section 6.04 of the Agreement is amended by (i) designating former clause (i) as the new clause (j), (ii) deleting the “; and” at the end of clause (h), and (iii) inserting a new clause (i):
(i)    IHS may consummate the Acquisition pursuant to the Acquisition Agreement; and
Section 2.12.    Amendment to Section 6.07 (Restricted Payments). Section 6.07(c) of the Agreement is amended by adding the phrase “(in addition to Restricted Payments permitted by clauses (a) and (d) of this Section 6.07)” after the phrase “any other Restricted Payments”.
Section 2.13.    Amendment to Section 6.07 (Restricted Payments). Section 6.07 of the Agreement is amended by (i) deleting the word “and” at the end of clause (b) therein, (ii) deleting the “.” at the end of clause (c) therein and substituting “; and” in lieu thereof, and (iii) adding the following clause (d) at the end thereof:
(d)    IHS may repurchase or cancel its Equity Interests related to Taxes on employee equity plans in an aggregate amount of up to $100,000,000 per fiscal year so long as no Default exists or would result therefrom.
Section 2.14.    Amendment to Section 6.09 (Restrictive Agreements). Section 6.09 of the Agreement is amended by amending clause (v) in its entirety to read as follows:
(v) the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to Indebtedness permitted by this Agreement if such restrictions or conditions are no more restrictive than the restrictions and conditions contained herein and would permit IHS and the Subsidiaries to grant Liens to the Administrative Agent for the benefit of the Lenders to secure the Obligations (provided the JPMorgan Credit Agreement and the 2013 Credit Agreement may contain restrictions of the type described in clause (a) of the foregoing if such restrictions allow the Obligations to be secured as long as the obligations under the JPMorgan Credit Agreement and the 2013 Credit Agreement are secured equally and ratably on terms satisfactory to the Administrative Agent).
Section 2.15.    Addition of Section 6.11 (Optional Payments and Modifications of Credit Agreement Pari Passu Indebtedness). The Agreement is amended to add a new Section 6.11 to read as follows:
Section 6.11. Optional Payments and Modifications of Credit Agreement Pari Passu Indebtedness. IHS will not, nor will it permit any Subsidiary to, (a) make or offer to make any optional or voluntary payment, prepayment, repurchase or redemption of or otherwise optionally or voluntarily defease or segregate funds with respect to any Credit Agreement Pari Passu Indebtedness consisting of term loans during an Event of Default unless the Term Loans are prepaid at least ratably substantially contemporaneously therewith (based on the then respective aggregate outstanding

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principal amount of the Term Loans and such term loans); or (b) amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any Credit Agreement Pari Passu Indebtedness if such amendment, modification, waiver or change is materially adverse to the Lenders.
Section 2.16.    Amendment to Section 7.02 (Leverage Ratio). Section 7.02 of the Agreement is amended in its entirety, which shall read as follows:
Section 7.02.    Leverage Ratio. As of the last day of each fiscal quarter, IHS will not permit the Leverage Ratio calculated as of such date to exceed the levels set forth below (such maximum ratio, the "Maximum Leverage Ratio"):

Period	Ratio
August 31, 2013	4.00 to 1.00
November 30, 2013	3.75 to 1.00
February 28, 2014	3.50 to 1.00
May 31, 2014	3.25 to 1.00
Thereafter	3.00 to 1.00

Notwithstanding the foregoing, if, with respect to any fiscal quarter of IHS for which the Maximum Leverage Ratio is less than 3.50 to 1.00: (a) IHS or any Subsidiary has entered into an acquisition (other than the Acquisition) permitted by Section 6.04(h) and Section 6.04(j) in such fiscal quarter and (b) the sum of the consideration paid for such acquisition plus the aggregate consideration paid by IHS and the Subsidiaries for all such acquisitions permitted by Section 6.04(h) or Section 6.04(j) consummated during that same fiscal quarter and the immediately preceding fiscal quarter, is equal to or greater than $200,000,000 (the requirements of clauses (a) and (b), herein the "Acquisition Threshold"), then IHS may declare such fiscal quarter to be a Trigger Quarter, such election to be made by IHS on or before the Election Date for such fiscal quarter. If IHS has notified the Administrative Agent in writing that an Acquisition Threshold has been achieved and has elected a Trigger Quarter or shall be deemed to have selected a Trigger Quarter, then the Maximum Leverage Ratio shall be increased to 3.50 to 1.00 during the related Elevated Leverage Period. Once a Trigger Quarter is elected or deemed elected, no subsequent Trigger Quarter may be elected or deemed elected by IHS unless and until the actual Leverage Ratio is less than or equal to 3.00 to 1.00 as of the end of two consecutive fiscal quarters of IHS after the election.
As used herein, the following terms have the following meanings:
"Election Date" means, with respect to any fiscal quarter, the date that is the deadline for the IHS's delivery of the financial statements and the corresponding compliance certificate required by Sections 5.01(a), (b) and (c).

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"Elevated Leverage Period" means, with respect to any Trigger Quarter, the period beginning with the first day of such Trigger Quarter and continuing until and ending on the last day of the fiscal quarter of IHS (a) identified by IHS as the end of the Elevated Leverage Period and (b) for which the actual Leverage Ratio is less than or equal to 3.00 to 1.00; provided, that, in no event shall any Elevated Leverage Period last longer than three consecutive fiscal quarters (including the related Trigger Quarter).
"Trigger Quarter" means a fiscal quarter that IHS has designated in writing as such and for which IHS has notified the Administrative Agent that an Acquisition Threshold has been achieved; provided that with respect to any acquisition, a Trigger Quarter shall be deemed to have been elected for the fiscal quarter during which such acquisition was closed if IHS shall have assumed that an Elevated Leverage Period existed when calculating Pro Forma compliance under Section 6.01(e)(ii)(A), Section 6.01(h)(i) or Section 6.04(j)(ii).
Section 2.17.    Amendment to Section 9.08 (Permitted Release of Subsidiary Loan Parties). Section 9.08 of the Agreement is amended by (i) designating former clause (c) as the new clause (d), (ii) deleting the “; and” at the end of clause (b), and (iii) inserting a new clause (c):
(c) the Subsidiary Loan Party is being released from its obligations in respect of the Credit Agreement Pari Passu Indebtedness; and
Section 2.18.    Amendment to Section 10.04(c)(i) (Participations). The last two sentences of Section 10.04(c)(i) of the Agreement are amended in their entirety, which shall read as follows:
Subject to paragraph (c)(ii) of this Section, Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.12, 2.13 and 2.14 (subject to the requirements and limitations therein, including the requirements under Section 2.14(e) (it being understood that the documentation required under Section 2.14(e) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.15(c) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt,

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the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
Section 2.19.    Amendment to Exhibit B (Compliance Certificate). Schedule 2 to Exhibit B of the Agreement is amended in its entirety to read as Exhibit A attached hereto.
ARTICLE 3.

Conditions Precedent
Section 3.1.    Conditions. The effectiveness of Article 2 of this Amendment is subject to the satisfaction of the following conditions precedent:
(a)    The Administrative Agent shall have received all of the following, each dated (unless otherwise indicated) the date of this Amendment, in form and substance satisfactory to the Administrative Agent:
(i)    Amendment. This Amendment executed by the Loan Parties and the Required Lenders;
(ii)    Fees and Expenses. Evidence that all fees, expenses and other charges in connection with this Amendment shall have been paid in full;
(b)    The Second Amendment to the JPMorgan Credit Agreement shall have become effective simultaneously with this Amendment.
(c)    All proceedings taken in connection with the transactions contemplated by this Amendment and all documentation and other legal matters incident thereto shall be satisfactory to the Administrative Agent and its legal counsel.
ARTICLE 4.

Ratifications, Representations and Warranties
Section 4.1.    Ratifications. The terms and provisions set forth in this Amendment shall modify and supersede all inconsistent terms and provisions set forth in the Agreement and except as expressly modified and superseded by this Amendment, the terms and provisions of the Agreement and the other Loan Documents are ratified and confirmed and shall continue in full force and effect. IHS, the Borrower, the Administrative Agent, and the Lenders party hereto agree that the Agreement as amended hereby and the other Loan Documents shall continue to be legal, valid, binding and enforceable in accordance with their respective terms. Each Loan Party agrees that the obligations, indebtedness and liabilities of the Borrower arising under this Amendment and the promissory notes executed pursuant hereto are "Obligations" as defined in the Agreement. For all matters arising prior to the effective date of this Amendment (including, without limitation, the accrual and payment of interest and fees and compliance with financial covenants), the terms of the Agreement (as unmodified by this Amendment) shall control and are hereby ratified and confirmed.

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Section 4.2.    Representations and Warranties. IHS hereby represents and warrants to the Administrative Agent and the Lenders as follows:
(a)    At the time of and immediately after giving effect to this Amendment, no Default exists;
(b)    after giving effect to this Amendment, the representations and warranties set forth in the Loan Documents which are not qualified by a materiality standard are true and correct in all material respects and the representations and warranties contained in the Loan Documents which are qualified by a materiality standard will be true and correct in all respects, in each case on and as of the date hereof with the same effect as though made on and as of such date except with respect to any representations and warranties that specifically relate to any earlier date (in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date); and
(c)    the execution, delivery and performance of this Amendment have been duly authorized by all necessary action on the part of each Loan Party and do not and will not: (1) violate any provision of law applicable to any Loan Party, the articles of incorporation, bylaws, partnership agreement, membership agreement, memorandum of association or other applicable governing document of any Loan Party or any order, judgment, or decree of any court or agency of government binding upon any Loan Party; (2) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any material contractual obligation of any Loan Party; (3) result in or require the creation or imposition of any material lien upon any of the assets of any Loan Party; or (4) require any approval or consent of any Person under any material contractual obligation of any Loan Party.
(d)    IHS has heretofore furnished to the Lenders its consolidated balance sheet and statements of income, stockholders equity and cash flows (i) as of and for the fiscal years ended November 30, 2010, November 30, 2011 and November 30, 2012, reported on by Ernst & Young LLP, independent public accountants, and (ii) as of and for the fiscal quarter and the portion of the fiscal year ended May 31, 2013, certified by its chief financial officer. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of IHS and the Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year‑end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.
(e)    Since November 30, 2012, there has been no material adverse change in the business, operations, property or condition (financial or otherwise) of IHS and its Subsidiaries, taken as a whole.
IN ADDITION, TO INDUCE THE ADMINISTRATIVE AGENT AND THE LENDERS TO AGREE TO THE TERMS OF THIS AMENDMENT, EACH LOAN PARTY (BY ITS EXECUTION BELOW) REPRESENTS AND WARRANTS THAT AS OF THE DATE OF ITS EXECUTION OF THIS AMENDMENT THERE ARE NO CLAIMS OR OFFSETS AGAINST OR RIGHTS OF RECOUPMENT WITH RESPECT TO OR DEFENSES OR COUNTERCLAIMS TO ITS OBLIGATIONS UNDER THE LOAN DOCUMENTS AND IN ACCORDANCE THEREWITH IT:

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(a)    WAIVER. WAIVES ANY AND ALL SUCH CLAIMS, OFFSETS, RIGHTS OF RECOUPMENT, DEFENSES OR COUNTERCLAIMS, WHETHER KNOWN OR UNKNOWN, ARISING PRIOR TO THE DATE OF ITS EXECUTION OF THIS AMENDMENT; AND
(b)    RELEASE. RELEASES AND DISCHARGES THE ADMINISTRATIVE AGENT AND THE LENDERS, AND THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, SHAREHOLDERS, AFFILIATES AND ATTORNEYS (COLLECTIVELY THE "RELEASED PARTIES") FROM ANY AND ALL OBLIGATIONS, INDEBTEDNESS, LIABILITIES, CLAIMS, RIGHTS, CAUSES OF ACTION OR DEMANDS WHATSOEVER, WHETHER KNOWN OR UNKNOWN, SUSPECTED OR UNSUSPECTED, IN LAW OR EQUITY, WHICH ANY LOAN PARTY EVER HAD, NOW HAS, CLAIMS TO HAVE OR MAY HAVE AGAINST ANY RELEASED PARTY ARISING PRIOR TO THE DATE HEREOF FROM OR IN CONNECTION WITH THE LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREBY.
ARTICLE 5.

Miscellaneous
Section 5.1.    Survival of Representations and Warranties. All representations and warranties made in this Amendment or any other Loan Document including any Loan Document furnished in connection with this Amendment shall survive the execution and delivery of this Amendment and the other Loan Documents, and no investigation by the Administrative Agent or any Lender or any closing shall affect the representations and warranties or the right of the Administrative Agent or any Lender to rely upon them.
Section 5.2.    Reference to Agreement. Each of the Loan Documents, including the Agreement and any and all other agreements, documents, or instruments now or hereafter executed and delivered pursuant to the terms hereof or pursuant to the terms of the Agreement as amended hereby, are hereby amended so that any reference in such Loan Documents to the Agreement shall mean a reference to the Agreement as amended hereby.
Section 5.3.    Expenses of Administrative Agent. As provided in the Agreement, IHS agrees to pay on demand all costs and expenses incurred by the Administrative Agent in connection with the preparation, negotiation, and execution of this Amendment and the other Loan Documents executed pursuant hereto, including without limitation, the costs and fees of the Administrative Agent's legal counsel.
Section 5.4.    Severability. Any provision of this Amendment held by a court of competent jurisdiction to be invalid or unenforceable shall not impair or invalidate the remainder of this Amendment and the effect thereof shall be confined to the provision so held to be invalid or unenforceable.
Section 5.5.    Applicable Law. This Amendment shall be governed by and construed in accordance with the applicable law pertaining in the State of New York, other than those conflict of law provisions that would defer to the substantive laws of another jurisdiction. This governing law election has been made by the parties in reliance (at least in part) on Section 5–1401 of the General Obligations Law of the State of New York, as amended (as and to the extent applicable), and other applicable law.

SECOND AMENDMENT TO CREDIT AGREEMENT, Page 12

Section 5.6.    Successors and Assigns. This Amendment is binding upon and shall inure to the benefit of the Administrative Agent, each Lender, IHS and the Borrower and their respective successors and permitted assigns, except no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Lenders. Any assignment or other transfer made in violation of this Section or Section 10.04 of the Credit Agreement shall be void.
Section 5.7.    Counterparts. This Amendment may be executed in one or more counterparts and on telecopy or other electronically reproduced counterparts, each of which when so executed shall be deemed to be an original, but all of which when taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page of this Amendment by telecopy or other electronic communication shall be effective as delivery of a manually executed counterpart of this Amendment.
Section 5.8.    Effect of Waiver. No consent or waiver, express or implied, by the Administrative Agent or any Lender to or for any breach of or deviation from any covenant, condition or duty by any Loan Party shall be deemed a consent or waiver to or of any other breach of the same or any other covenant, condition or duty.
Section 5.9.    Headings. The headings, captions, and arrangements used in this Amendment are for convenience only and shall not affect the interpretation of this Amendment.
Section 5.10.    Entire Agreement. This Amendment and all other instruments, documents, and agreements executed and delivered in connection with this Amendment embody the final, entire agreement among the parties hereto and supersede any and all prior commitments, agreements, representations and understandings, whether written or oral, relating to this Amendment, and may not be contradicted or varied by evidence of prior, contemporaneous or subsequent oral agreements or discussions of the parties hereto. There are no oral agreements among the parties hereto. This Amendment shall be deemed to be a Loan Document for all purposes in connection with the Credit Agreement and the other Loan Documents.
Executed as of the date first written above.

IHS INC. IHS GLOBAL INC.
/s/ Stephen Green
By: Stephen Green, Executive Vice President, Legal & Secretary of each Domestic Guarantor

SECOND AMENDMENT TO CREDIT AGREEMENT, Page 13

ADMINISTRATIVE AGENT AND LENDERS: BANK OF AMERICA, N.A. Individually and as Administrative Agent,
/s/ Patrick Martin
By:	Patrick Martin
Title:	Director

SECOND AMENDMENT TO CREDIT AGREEMENT, Page 14

ROYAL BANK OF CANADA, as a Lender
By:	/s/ D. W. Scott Johnson
Name:	D. W. Scott Johnson
Title:	Authorized Signatory

SECOND AMENDMENT TO CREDIT AGREEMENT, Page 15

CONSENT OF GUARANTORS

Each of the undersigned Guarantors: (i) consents and agrees to this Amendment including, without limitation, Section 4.2 thereof; (ii) agrees that the Loan Documents to which it is a party shall remain in full force and effect and shall continue to be the legal, valid and binding obligation of such Guarantor enforceable against it in accordance with their respective terms; and (iii) agrees that the obligations, indebtedness and liabilities of the Borrower arising under this Amendment and the promissory notes executed pursuant hereto are "Obligations" as defined in the Agreement and "Guaranteed Indebtedness" as defined in the U.S. Guaranty Agreement.

GUARANTORS IHS INC. IHS HOLDING INC. IHS CERA LLC
By:	/s/ Stephen Green
Stephen Green, Executive Vice President, Legal & Secretary of each Domestic Guarantor

SECOND AMENDMENT TO CREDIT AGREEMENT, Page 16

Exhibit A

SCHEDULE 2
TO
COMPLIANCE CERTIFICATE

Leverage Ratio	Fixed Rate Spread	ABR Spread
Category 1 ≥ 3.00 to 1.00	2.25%	1.25%
Category 2 < 3.00 to 1.00 and ≥ 2.50 to 1.00	1.75%	0.75%
Category 3 < 2.50 to 1.00 and ≥ 2.00 to 1.00	1.50%	0.50%
Category 4 < 2.00 to 1.00 and ≥ 1.50 to 1.00	1.25%	0.25%
Category 5 < 1.50 to 1.00 and ≥ 1.00 to 1.00	1.125%	0.125%
Category 6 < 1.00 to 1.00	1.00%	0.00%